Exhibit 99.2

Third Quarter Fiscal 2010

Conference Call Remarks

August 5, 2010

7:30 a.m. CT

SEAN McHUGH

Good morning. On the call today are Russ Fradin, our Chairman and CEO, and Rob Schriesheim, our CFO.

During this call, when we discuss revenues, we’re referring to net revenues, or revenues before reimbursements.

And when we mention “adjusted” revenue, operating income, net income, and earnings per share amounts, we are using non-GAAP financial measures that we believe provide a better understanding of our ongoing performance after excluding unusual items. Today’s press release provides a reconciliation of U.S. GAAP to these and other measures.

On this call, we will make forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Please refer to our most recent SEC filings for more information on risk factors that could cause actual results to differ.

In connection with the proposed transaction between Hewitt and Aon, Aon filed with the SEC a registration statement on Form S-4, which included a preliminary joint proxy statement of Aon and Hewitt, and each of the companies may be filing other documents with the SEC regarding the proposed transaction.

These documents will contain important information, including risk factors, regarding the transaction, and Hewitt and Aon urge investors and stockholders before making any voting or investment decision, to read it carefully. You may obtain a free copy of these documents on the SEC, Hewitt or Aon websites. Hewitt disclaims any obligation to update or revise any forward-looking statements made on this call.

At the conclusion of the call, we’ll conduct a question and answer session. During the Q&A session, we ask that you please limit yourself to one question.

Now I’ll turn it over to Russ.

RUSS FRADIN

Thanks Sean and good morning everyone. Thank you for joining us.

We’ve been looking forward to the opportunity to speak with you since the announcement last month of our pending combination with Aon. It goes without saying that we are very excited about the deal.

I have spent a lot of time speaking with many of our clients, associates and investors. I can say that those I have spoken with are very supportive of the transaction. They are excited about the capabilities and opportunities that the combined organization will have post-closing.

Now let me give you some perspective on our results.

First, HR BPO delivered modestly-higher profits despite a meaningful – and planned – decline in revenue compared to last year. This includes the termination of the Sun Microsystems contract due to its acquisition by Oracle.

I’m pleased to announce that in July we signed a new seven year multi-service HR BPO contract with a Fortune 100 company. HR BPO continues to show nice progress in winning new business and delivering against client expectations while improving its profitability. The market continues to embrace Hewitt’s offering, and we remain focused on profitably growing this business.

Second, our Consulting business continues to recover nicely from the recession, growing its top line by five percent on an organic constant currency basis. This is our highest rate of growth over the last six quarters.

I’m pleased to add that all practices contributed to this revenue growth.

•	Retirement and Financial Management, our largest practice, delivered solid mid single digit growth with the investment consulting portion growing at an even higher rate.

•	Our more discretionary Talent and Organization Consulting and Communications practices both turned positive, reflecting some continued improvement in the economy.

•

Our Health Management practice delivered solid growth as we saw good demand on projects related to near-term cost management, along with some additional demand related to longer-term strategic issues and healthcare reform. Given the phasing of the healthcare reform provisions, we continue to expect incremental demand for Health Management consulting services for years to come.

Third, Benefits Outsourcing continued to grow participant counts. Project revenue was unusually soft, and that clearly impacted our revenue and margin performance during the quarter.

While the Benefits environment remains competitive, we’re encouraged by what we are seeing. In the marketplace we are winning our fair share or better, and the pipeline remains good. We have more scale, more experience, and more clients to serve as references than any of our competitors. And we remain confident in the long term prospects of our Benefits business.

Fourth, during the quarter we took actions to lower our cost structure for the future consistent with our ongoing Lean strategy.

Specifically, we further streamlined our real estate facilities and implemented operational improvements. These changes will help our ongoing efforts to improve the quality of our service delivery while freeing up resources to invest back in the business.

Lastly, we continue to build for the future. In July we announced our pending acquisition of EnnisKnupp, a leading provider of investment consulting services. EnnisKnupp’s highly regarded advisory capabilities and impressive client portfolio are a perfect complement to Hewitt’s well-respected actuarial business and extensive expertise in managing pension risk. The investment advisory market represents a large and attractive growth opportunity for us, and this strategic acquisition positions us as a top-tier player.

So in summary, Consulting and HR BPO delivered strong quarters and overall our performance met our expectations, but Benefits Outsourcing saw the softening of project revenue. We remain confident in the underlying strength of our service offerings and feel good about the long-term prospects of our business.

Now I’ll turn over the call to Rob to cover the specific financial results.

ROB SCHRIESHEIM

Thanks Russ, and good morning everyone. Let me start by highlighting our consolidated results for the third quarter.

Reported net revenues were approximately unchanged at $731 million. Net revenues declined 1 percent after adjusting for currency translation, acquisitions and divestitures, and third party revenues.

Reported operating income declined 27 percent to $79 million. Adjusted operating income declined 16 percent to $105 million, compared with $124 million in last year’s quarter, when excluding unusual items in both this year and last year. The majority of this decline was due to soft project revenue, which reflects lagging recessionary pressure on client spending in this area.

This year’s adjusted operating results exclude $26 million in charges, principally related to ongoing cost structure improvement initiatives. Last year’s adjusted operating results exclude $15 million in net charges, again principally related to cost structure improvement initiatives.

Please refer to today’s earnings release for full detail on these adjustments.

Reported consolidated operating margin was 10.8 percent in the third quarter, compared to 15 percent in last year’s quarter. Adjusting for unusual items in both periods, current quarter operating margin was 14.4 percent, compared with 17.1 percent in last year’s quarter. Again, lower project revenues primarily drove the decline.

Our reported effective tax rate for the current quarter was negative 10.6 percent, compared with 34.3 percent in last year’s quarter. During the current quarter we settled various audit matters with the IRS related to prior tax years. As a result, we reversed $36 million of ASC 740 (or formerly FIN 48) tax reserves. This provided a benefit of 38 cents per diluted share in the quarter.

Excluding the impact of this reversal, our third quarter effective tax rate would have been 40.2 percent. This higher adjusted rate in the current quarter compared to last year reflects the impact of other discrete items recorded both this year and last year. On an ongoing stand-alone basis, we would continue to anticipate an underlying effective tax rate in the range of 37 to 38 percent.

Reported earnings were 82 cents per diluted share, compared with 71 cents per diluted share in last year’s quarter. Excluding unusual items in both periods, adjusted diluted earnings per share were 60 cents in the current quarter, compared with 81 cents last year. This was in-line with our internal expectations.

For the current nine-month period, free cash flow was $264 million, compared to $192 million in the prior year period. This improvement principally reflects lower client and vendor settlement payments, lower tax payments, and lower capital expenditures. We remain pleased with the business’ ability to generate strong free cash flow, which underscores the intrinsic value of our business model.

Regarding our share repurchase authorization, in the third quarter we bought back 1.6 million shares for a total of $59 million. Note that we have suspended our share repurchase activity in light of the pending merger with Aon.

Now let me give you a few segment highlights for the third quarter. As a reminder, my comments regarding adjusted results exclude the impact of the unusual items that I mentioned a moment ago. Unless otherwise noted, all quarterly comparisons are on a year-over-year basis.

In Benefits Outsourcing, reported revenues declined 2 percent in the third quarter. Revenues declined 3 percent when adjusting for contributions from our recent acquisitions of Senior Educators and HRAdvance.

The Benefits Outsourcing revenue decline was principally driven by lower discretionary project revenue. More specifically, project revenue declined 35 percent versus last year to its lowest level in 19 quarters, reflecting depressed levels of client spending as the economy continues to slowly emerge from the recent recession.

Project revenue was also impacted by the timing of health care reform, as clients held off on making significant plan design changes pending establishment of the detailed rules and regulations. Note that in last year’s quarter we saw a good level of project revenue related to changes in COBRA, which did not occur this year.

Lastly regarding revenue, this quarter we experienced higher adjustments related to client service issues compared to last year. These relate almost entirely to problems that we discovered in previous years, and full year trends this year are favorable compared to prior years due to our investments in quality.

Benefits Outsourcing participant counts grew 8 percent year-over-year to 21.1 million in the third quarter. This was driven by strong growth in Absence Management, which reflects good progress in our strategy to provide add-on standalone services to complement our core offerings.

Health & Welfare and Defined Contribution also contributed to the year over year participant growth.

The contradiction between the continued growth in participant counts with the decline in revenue year over year was principally driven by the decline in project revenue, impacts of the broader pricing environment, and business mix.

Benefits Outsourcing reported segment margin was 19.5 percent in the third quarter, compared to 26.5 percent in last year’s quarter. When excluding unusual items in both periods, adjusted margin for the quarter was 22.7 percent, compared to 27.3 percent last year. The adjusted results reflect the impact of lower project revenue, client losses and higher adjustments for client service issues as well as a small impact of growth as a result of M&A activities. These were partially offset by cost management efforts.

This quarter’s adjusted margin of 22.7 percent is consistent with our previously-stated low to mid-twenties margin target as we focus on investing to grow the business over the next four to five years. Recall that we’ve consistently said that we are willing to trade margin percent for improved top line growth if this will generate greater profit dollars in the absolute and result in higher value for our shareholders. Our recent acquisition investments are consistent with this approach.

Given the strength of our Benefits Outsourcing franchise, we continue to believe in the business’ ability to achieve our expectations of annualized low to mid single digit revenue growth with margins in the low to mid twenties over the next five years.

In HR BPO, third quarter reported revenue declined 5 percent, in line with our expectations. As Russ mentioned, this reflects the known loss of the Sun Microsystems contract. Revenue decreased 7 percent when adjusting for favorable foreign currency translation and third-party revenues. The impact of contractual renegotiations and anticipated client terminations and liquidations drove the decline.

HR BPO earned a reported profit of $3 million in the third quarter, compared to a profit of $2 million in the prior year. When excluding unusual items in both periods, third quarter profit was $6 million, compared with $4 million in last year’s quarter. The adjusted improvement was due to infrastructure cost management and staffing leverage. These were partially offset by the planned decline in revenue.

I’ll note that the implementations of our three latest wins – which includes Bank of America – remain on schedule and on budget.

Given that we are allocating two implementation slots to the Bank of America contract due to its size, along with the recent win that Russ mentioned, we have achieved our goal of three to four new contracts this fiscal year.

Marketplace demand for our HR BPO services remains solid. We intend to maintain our disciplined growth framework as we drive towards our mid-teens target margin within the next five years.

In Consulting, reported segment revenue grew 6 percent in the third quarter. Revenues grew 5 percent when adjusting for the impact of an acquisition and divestiture and unfavorable foreign currency translation.

On this same adjusted revenue basis, our practices performed as follows:

•	Retirement and Financial Management practice revenue grew 4 percent;

•	Talent and Organization Consulting grew 3 percent;

•	Health Management grew 13 percent, or growth of 4 percent when further excluding a one-time accrual adjustment in the prior-year; and

•	Lastly, Communications grew 9 percent.

We are pleased with the growth in all of our practices, including our more discretionary TOC and Communications practices. We are seeing continued strengthening in demand associated with improvement in the broader economic environment.

Reported Consulting margin was 11 percent in the quarter, compared with 12.4 percent in last year’s quarter. When excluding unusual items in both periods, adjusted margin was 14.7 percent, compared with 16.6 percent in last year’s quarter. The adjusted decline reflects a bonus adjustment in last year’s quarter and higher client-related discretionary expenses in the current quarter. These items were partially offset by higher revenue.

Over a five year timeframe, we believe our Consulting business can deliver annualized revenue growth in the mid single digit range with margins in the mid to high teens as we continue to focus on associate utilization and various growth initiatives, especially in healthcare and investment consulting. We continue to capitalize on our brand equity in the investment advisory business, which will be enhanced by our pending acquisition of EnnisKnupp.

Now, turning to our outlook.

Given our pending transaction with Aon, and consistent with best practices in this set of circumstances, we will not be providing formal guidance for the year. Fiscal 2010 guidance last provided on May 6, 2010 should not be relied upon.

Rather, we thought that our shareholders and analysts that follow us would benefit from a reconciliation of our original fiscal 2010 EPS guidance to what we see today. Note that we shared our outlook on fiscal years 2010 through 2015 with Aon during the diligence phase prior to entering into the merger agreement as described in the joint proxy statement/prospectus on form S-4 filed with the SEC on July 26, 2010.

Our initial diluted EPS guidance for fiscal year 2010 was $2.85 to $2.95. It specifically excluded the impact of acquisitions and divestitures and special charges. In assessing our performance, let me just make a few comments:

1.	The acquisition of EnnisKnupp now brings our anticipated dilution due to acquisitions and divestitures to 13 cents per share for fiscal 2010. This would represent slightly in excess of 20 cents per share on a full-year run rate basis in fiscal 2011.

2.	Charges incurred to improve productivity, rationalize real estate, and write-off a software project are 16 cents per share. The large tax benefit we saw this quarter was a positive 38 cents per share. We anticipate some level of further cost structure improvement charges in the fourth quarter.

3.	Due to the pending Aon merger, we had to suspend share repurchases, causing a further 2 cents per share dilution.

4.	We will incur Aon deal-related fees of approximately 20 cents per share.

Excluding each of these issues puts us at the low end of the original range of $2.85 to $2.95 per share. At the end of our second quarter we had anticipated absorbing a substantial amount of the M&A dilution, in essence an upward revision to our earnings outlook. We no longer believe we can absorb this impact. This change in outlook is largely linked to the project revenue issue we have highlighted as well as the increased level of M&A activity and its associated dilution.

Now I’d like to turn the call back to Russ, who will provide some concluding remarks before we take your questions.

RUSS FRADIN

Thanks Rob.

In concluding our prepared remarks, I thought it would be helpful to provide some perspective on the remainder of the year and beyond.

As we enter the fourth quarter, nothing about our basic long term outlook for the business has changed.

Demand for Consulting services is brightening, and we continue to expect to see growth as the economic recovery takes hold.

HR BPO has established nice traction in the market as it continues to provide clients with high quality service in a sustainable way. We have the best offer in the market as shown by our consistent ability to win the biggest and most important deals that have come to market. Another win this quarter helps to validate this optimism. We have shown our ability to make this business profitable and we remain convinced that HR BPO will become a meaningful engine for growth over the long term.

While Benefits Outsourcing continues to operate in a challenging environment due to economic and competitive factors, we feel good that we were able to deliver within our target margin range.

Net, net, we feel we have meaningfully advanced our agenda:

•	Consulting and HR BPO delivered strong results;

•	Benefits Outsourcing delivered good margins and participant growth despite the unusually weak project revenue;

•	We booked a large new HR BPO client;

•	The sales pipeline in Benefits, Consulting and HR BPO is robust;

•	We were able to make the EnnisKnupp acquisition announcement; and

•	We took meaningful steps to make our cost structure even more competitive…all while completing the agreement with Aon – that was a busy and positive 90 days!

So overall, we remain confident in the long-term strength of our franchise and business model in all of our segments.

We feel positive about the future, and look forward to partnering with the Aon team to extend our collective expertise and high quality service to clients throughout the world.

Before we open up the call for questions, note that our proxy review process is underway. As such, we cannot comment on the transaction.

Operator – we’re ready to take some questions.

QUESTIONS AND ANSWERS

OPERATOR

(Operator Instructions). Our first question will come from the line of Mark Marcon of RW Baird.

MARK MARCON - Robert W. Baird & Company, Inc. - Analyst

Good morning. I was wondering if you could comment a little bit more with regards to the benefits outsourcing margin contraction. Can you talk a little bit about exactly where the project revenue fell in terms of what areas and why it might come back? And then secondly to what degree was there an impact from the heightened competitive activity that you have briefly cited? Thirdly, to what extent was Aon aware of how this quarter would unfold?

RUSS FRADIN

Let me take it in that order. In terms of the project revenue, we have — if you look at the quarter we were comparing to last year, it happened to be the quarter when the COBRA subsidy in the stimulus bill took effect. And so we had really a shot in the arm, thanks to the federal government that drove quite a few million dollars of project revenue to the good side. And when you see that kind of a swing, that’s why the third quarter last year was unusually robust and the margin if it was as high as it was in that quarter. In fact, it was well above our target range, and I think I mentioned it at the time, that in fact we’d gone beyond 25% and I think we were above 27%. And that’s what the project revenue swing can do for you. On this quarter, we had almost exactly the opposite happen. Meaning we didn’t have anything like the stimulus bill and we literally saw individual projects of clients that are impacted by the recession being postponed . And so, for example, the Healthcare Reform Bill where many of the final rules have not even been finalized yet, folks that were going to do more dramatic changes to the health plan, which is one of the many things we get project revenue for, said, “well gee, we don’t know the final rule making, so we’ll going to wait on that, and oh, by the way it will save us a few bucks this year while waiting.” That’s why we’ve always said that, that margin will bump around a little bit. In fact, the 22.7%, almost 23% margin in the midst of this drought of project revenue is something we were particularly proud of. So we felt really good in fact when you look at the comparative of saying, wow, if frankly that’s about as good as it can get, and this is about as bad as it can get, then the mid 20’s seems to be a good target. And so in terms of the second question, I think I’ve given you a partial answer to it, meaning we think last quarter, I mean that the third quarter of last year, was unusually good and the visibility we have to the companies that are targeting specific projects, either changes to their retirement plans or changes to their health plan, leads us to believe that this was — my words, an unusually weak quarter. And that the norm is somewhere in the middle. We would expect the normal level of project revenue to be what flows through. We were pleased that hey, this is about as good as it can get, this is about as bad as it can get and even with that we were able to hold up our performance. In terms of the other question you asked about competitive activity. It’s something that I have raised on various calls. I will tell you that, that’s why in the remarks this time we said that if you look at the prospects we’re bidding on now, and you look at our renewals, we really have not seen further declines and we really are seeing a more normalization. So that’s part of why we were feeling good and optimistic that everybody who had to prove themselves with all these transactions seems to be realizing that those kind of moves, as I said at the time, are unsustainable and that’s the sort of behavior that we think we’re experiencing in the market. In terms of the last question about Aon, the reason why we’re all smiling in the room, is that I think we were examined by every accountant and every lawyer known to man during the last few weeks. So we feel that our partners at Aon got a full look and full transparency into what was going on in the firm and I think, I don’t mean to speak for them, but I think they feel as positive as we do about developments.

OPERATOR

Our next question will come from the line of Jason Kupferberg of UBS. Please go ahead.

JASON KUPFERBERG - UBS - Analyst

Thanks. Just factual question for you on the merger agreement, make sure we understand it properly in terms of what’s been publicly disclosed. Can you just lay out for us the terms of what kind of circumstances could arise that might allow you, theoretically, to accept an alternate bid for the Company and then what types of breakup fees could be triggered under those different scenarios?

ROB SCHRIESHEIM

Jason, given the fact that the merger agreement has been filed with the SEC and the proxy has been filed, that’s not something that we can comment on, but it’s fully disclosed in the materials that have been provided to the SEC and I direct you to those filings.

Hate to make you wade through 200 pages or whatever, but it’s in there.

OPERATOR

Our next question will come from the line of Vincent DeAugustino of Stifel Nicolaus. Please go ahead.

VINCENT DEAUGUSTINO - Stifel Nicolaus - Analyst

Good morning. Real quick, in terms of the benefits outsourcing business, could you talk about the differentiations that you guys would be perhaps utilizing, compared to what your competitors are doing to enable you guys to withstand some competitive pricing pressure in that industry? Thank you.

RUSS FRADIN

Well, I’ll take you through sort of the list because it is rather extensive. First, we have by far the largest book of business of highly satisfied clients. In fact, we have a measurement where clients are willing to sign, what we call the “enthusiastic reference certificate.” And the reason why that’s so important is folks are really dependent on our service, and so the extent that we can show them that our service is better, when I say the taste test actually says this cola is better, we believe we pass the taste test with flying colors and we have more referencable clients who have signed enthusiastic client certificates and willing to serve as references as anyone else out there. So from a service perspective we believe we are the leader. We obviously, handle more large plans than anybody else around the globe and we think we do that in really a superb manner. And that’s first and foremost what makes us stand out. Second, we have some pretty cool technology. We have the only platform in the industry, called total benefits administration, that serves all three services from a single platform and a single database that really does make us different and unique. We continue to roll out new features. We just — to give you a small example we just rolled out our ability to do inquiries and open enrollment and those kind of transactions on mobile devices. So again, it’s really pretty cool technology if you see it and so from that standpoint, we think we’re second to none. In terms of the actual technology and all that. And from our standpoint, we think we have demonstrated a level of flexibility and ability to meet various changes. But again people don’t always anticipate. People do M&A transactions or things like that and we have an army that we can bring to bear and that flexibility is very, very important to the client base. So I could wax eloquent for a long period of time, but I’d say those are really the key differentiators when we’re going up against the competition. We believe we usually are able to earn a premium in the market and the bids that we see historically and most recently would demonstrate that.

VINCENT DEAUGUSTINO - Stifel Nicolaus - Analyst

Excellent. Thank you.

OPERATOR

Our next question will come from the line of Otto Garrett of Deutsche Bank.

OTTO GARRETT - Deutsche Bank - Analyst

Good morning. This is Otto Garrett for Paul Ginocchio. If I had a question on your benefits outsourcing business. We recently we heard that two clients — two financial services clients that you lost due to competitive activity came back to you. Can you speak to that a little bit? Thank you.

RUSS FRADIN

From our standpoint, what I can say is that — a few things. One, having seen our latest reports, the number two is actually a low number, meaning we have seen now several instances, where competitors have stumbled a bit and haven’t been able to either implement as some clients had hoped or the ongoing service was not what people had expected. And so from our standpoint that’s where — I think the recession and people making decisions purely on low price, turned out to be in the end foolish decisions. And so those are things we can point to now and are clearly helping us and advantaging us in the marketplace. Like everyone else, we don’t reveal specific client names unless we have the approval of those clients, so in the instances you’re talking about , I don’t think I can discuss the actual names of the clients. But obviously, I think it’s a small industry and word gets out there and so I suspect that’s — that’s how you found out. But it’s not something we go out and publicize either by the way, so we feel very good about the service we’re able to deliver. We have had — and now with the unusual level of that pricing activity in the market, we are having that inevitable snap back where people say oh, maybe going for that really low price wasn’t as good as I thought it was when I signed on and employees that — of my Company are not getting the service I expected. That will only help us in the long term obviously.

OTTO GARRETT - Deutsche Bank - Analyst

Great, thank you.

OPERATOR

Our next question will be a follow-up from the line of Mark Marcon. Please go ahead.

MARK MARCON - Robert W. Baird & Company, Inc. - Analyst

Follow-up to the original question. So it sounds like the win rate is really good, but has the unusual competitive activity just in terms of illogical or irrational pricing ceased or are you still seeing that?

RUSS FRADIN

Well, from my standpoint what I said and I’ll repeat, we certainly feel better about what we’re seeing in the marketplace these days. I think you can tell from the nature of the questions and the dialogue that the chickens are coming home to roost, so to speak. Some folks who had put out some very low price bids had trouble delivering on that. Clients inevitably said that didn’t feel too good, and that all plays to our advantage. So you can’t ever predict what’s going to happen, but now that, frankly both EDS and ACS are under common ownership, and you have one competitor where you used to have two, and you have those sort of things consolidating and rational large companies that are weighing in there, I’m just more hopeful and the behavior certainly that we have seen in the last quarter in the marketplace would seem to support that view. So you never can quite tell looking into the crystal ball, but I do feel as you can tell marketedly better than probably six or nine months ago when the recession was really at its most intense and the transactions were happening a mile a minute and things were doing things that maybe in retrospect were a little bit goofy. So we feel pretty good about what we’re seeing right now.

ROB SCHRIESHEIM

Mark, just to follow up, I know you followed the business and the industry for a very long time and you know the ins and outs very well. The other thing I would point out, just to follow up on Russ’s earlier response to your initial question, was that to despite this environment and we came in on an adjusted basis of 22.7% in margins in the benefits outsourcing business, if you actually further adjust that for the increased M&A activity we had in the quarter, and the client adjustments, despite the fact that the client adjustments are trending positively this year given our investments in quality, the margins actually would have been about 24% or a bit above. So even in a really tight environment, I'm pretty pleased with the performance of the business.

MARK MARCON - Robert W. Baird & Company, Inc. - Analyst

Yes. I mean, that’s quite impressive with the project revenue falling off and it certainly is logical that the project revenue would fall off until there’s some further clarification with regards to the rules from HHS. Can I ask a follow-up question?

RUSS FRADIN

Okay. Go for it, Mark. Thanks.

MARK MARCON - Robert W. Baird & Company, Inc. - Analyst

Can you talk a little bit about the consulting margins? Because things are certainly improving there, and the margins are up nicely year-over-year. Can you talk a little bit about how you think that that’s going to unfold as over the next 12 months? And what are you seeing from clients and any sort of signs of hesitation because of the economic environment?

RUSS FRADIN

Well, from our standpoint, I mean, obviously the headline there and what we’re feeling so good about is the growth that you’re beginning to see in the revenue. And that the growth — it’s not just that we’re seeing the growth in the revenue, we’re seeing it in every practice. And so the stuff that had been really smacked upside the head in the recession is now coming back and we see not only that the results are very good, but as I mentioned in the concluding remarks the pipeline is very good. And so companies are beginning to say the world didn’t end, we really have to hire and retain people over the long term. They’re worried about retention very much now and a lot of things we are working on are things like compensation projects and things like that, that really had kind of dried up, and so that all feels pretty good right now. We had taken, if you remember, a fair level of severance last year, the end of last year, to deal with that soft environment, and we’re not hiring back at a rate that we hope creates that problem again. So we would expect to get the leverage out of utilization and to get real margin improvement in that business as the demand recovers. And that’s precisely what the plan is. Meaning, the plan is that if — as you can imagine, the utilization levels were low. And that’s exactly what comes back now as the demand comes back. So we don’t have to hire at a level. Now granted, you get a little bit of higher payments of bonuses because people will be achieving a slightly higher level, but that in no way, shape or form offsets the improvement we’re going to get out of the utilization. So we should see really nice margin improvement there.

OPERATOR

And the last question in queue comes from the line of Mr. Julio Quinteros of Goldman Sachs.

JULIO QUINTEROS - Goldman Sachs - Analyst

Hi. This is Julio. On the consulting side I want to drill it down a little further. Can you comment on the demand in terms of demand throughout the quarter and also so far into July, are you seeing the — sort of the consolidating strength holding on or accelerating and then regarding the consulting, I’m wondering if you’re seeing a difference in terms of demand by geographic locations? And then secondly, if you can give provide a little more color in detail, in terms of your progress on the mid market, that would be great. Thanks.

RUSS FRADIN

Well, from my standpoint, I’ll sort of walk you through the different things that we’re seeing. From an overall perspective, I think we already commented that we’re seeing that the demand and therefore, the revenues you’re seeing in the results, is coming back nicely across all the practice areas. And that’s why I made the comment in the concluding remarks, that obviously we don’t want to talk about necessarily the latest month’s results, but that’s why I said you should assume that the pipelines are very strong and we feel very good about the consulting environment. And I just add for editorial comment, a couple of things, that from the standpoint of making the announcement and the Aon announcement, I really am incredibly, incredibly proud of our people, that they have stayed focused on client priorities and so the inevitable is it disruptive or distracting or whatever that consulting in particular has just done a marvelous job of working through all this. And by the way, until the deal is finally approved, we have to compete with Aon in the marketplace and we’re doing that. And so from that stand point, I just can’t say enough good things about what our folks are doing. In terms of the geography, actually, it’s pretty strong almost across the board. Meaning that we’re seeing demand recover nicely here in the US. The UK in general has done really well through all of this. So a lot of what people have been saying about western Europe being so terrible, we’re not necessarily seeing that. We’re seeing that in a few pockets on the continent, but when you look at Europe overall, we’re holding our own and the growth is nice and we’re pleased with that and obviously, the Asian markets have recovered very nicely and what’s going on in China really is everything that you read about. So no great — no great news or headlines in terms of the geography. In terms of the progress in the mid market, again, I smile because we’re continuing to hire salespeople in both outsourcing and consulting. We continue to hold our own,but I will tell you that one of the major drivers behind the proposed transaction with Aon, is there — just very strong position in the mid market. And so you have a lot of people on our side of the fence who can’t do anything today, but they’re licking their chops for when they can take the referrals and work sort of arm in arm hopefully in the not too distant future, with their colleagues from Aon who have just really the position in the mid markets. So if you look at what’s one of the drivers in this, and I think Aon has said we’re not predicting or we’re not counting on any revenue upside of the deal, but I will tell you from my standpoint if we didn’t get that I’d be very, very disappointed. So I just wanted to thank everyone. I think that from our stand point as I said, these are interesting times and you can — you can look back on the last 90 days and assume that there haven’t been many nights or weekends that the team hasn’t been active between all of the work with the proposed transaction and keeping the business going as strongly as has been going. So I just want to take this opportunity to thank all of our shareholders who have been so patient and have seen our progress through the time. You have been incredible folks to partner with. And equally important to thank all of our associates that listen in on these calls, that as we look forward to an even brighter future with a proposed transaction your ability to stay focused through this period of time is just something that I’m really, really grateful for. So thanks for joining the call today.

OPERATOR

Ladies and gentlemen, that does conclude our conference call for today. On behalf of today’s panel, thank you for your participation and thank you for using AT&T executive teleconference. Today’s conference will be available for replay, from today until August 12th midnight of that day . You may access the conference by dialing 1-800-475-6701 and entering the access code 166709. If you’re dialling from an international location, please dial 320-365-3844 and enter the same access code of 166709. Once again, we thank you for your participation in today’s call. Have a wonderful day and you may now disconnect.

Safe Harbor Statement

This communication contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the possibility that the expected efficiencies and cost savings from the proposed transaction will not be realized, or will not be realized within the expected time period; the ability to obtain governmental approvals of the merger on the proposed terms and schedule contemplated by the parties; the failure of stockholders of Hewitt to approve the proposed merger; the failure of the stockholders of Aon to approve the issuance of Aon common stock to Hewitt stockholders; the risk that the Aon and Hewitt businesses will not be integrated successfully; disruption from the proposed transaction making it more difficult to maintain business and operational relationships; the possibility that the proposed transaction does not close, including, but not limited to, due to the failure to satisfy the closing conditions; general economic conditions in different countries in which Aon and Hewitt do business around the world; changes in global equity and fixed income markets that could affect the return on invested assets; fluctuations in exchange and interest rates that could influence revenue and expense; rating agency actions that could affect Aon’s ability to borrow funds; funding of Aon’s various pension plans; changes in the competitive environment; changes in commercial property and casualty markets and commercial premium rates that could impact revenues; the outcome of inquiries from regulators and investigations related to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws; the impact of investigations brought by U.S. state attorneys general, U.S. state insurance regulators, U.S. federal prosecutors, U.S. federal regulators, and regulatory authorities in the U.K. and other countries; the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions and ERISA class actions; the cost of resolution of other contingent liabilities and loss contingencies; and the ability to realize the anticipated benefits to Aon of the Benfield merger. Further information concerning Aon, Hewitt, and their business, including factors that potentially could materially affect Aon’s and Hewitt’s financial results, is contained in Aon’s and Hewitt’s filings with the Securities and Exchange Commission (the “SEC”). See Aon’s and Hewitt’s Annual Reports on Form 10-K and Annual Reports to Stockholders for the fiscal years ended December 31, 2009 and September 30, 2009, respectively, and other public filings with the SEC for a further discussion of these and other risks and uncertainties applicable to our businesses. Neither Aon nor Hewitt undertakes, and each of them expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in their respective expectations, except as required by law.

Additional Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy our securities or the solicitation of any vote or approval. The proposed transaction involving Hewitt and Aon will be submitted to their respective stockholders for their consideration. In connection with the proposed transaction, on July 26, 2010, Aon filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4, which included a preliminary joint proxy statement of Aon and Hewitt that also constitutes a preliminary prospectus of Aon, and each of the companies may be filing with the SEC other documents regarding the proposed transaction. Aon and Hewitt will each mail the definitive joint proxy statement/prospectus to its stockholders. Before making any voting or investment decision, investors and stockholders are urged to read carefully in their entirety the definitive joint proxy statement/prospectus when it becomes available, because it will contain important information regarding the proposed transaction. You may obtain a free copy of the joint proxy statement/prospectus, as well as all other documents filed with the SEC regarding the transaction, without charge, at the SEC’s website (www.sec.gov), by accessing Aon’s website at www.aon.com under the heading “Investor Relations” and then under the link “SEC Filings” and from Aon by directing a request to Aon at Aon Corporation, 200 E. Randolph Street, Chicago, Illinois 60601, Attention: Investor Relations, and by accessing Hewitt’s website at www.hewitt.com under the heading “Investor Relations,” and then under the link “Reports & SEC Filings” and from Hewitt by directing a request to Hewitt at Hewitt Associates, Inc., 100 Half Day Road, Lincolnshire, Illinois 60069, Attention: Investor Relations.

Aon and Hewitt and their respective directors and executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. You can find information about Aon’s directors and executive officers in its definitive proxy statement filed with the SEC on April 7, 2010. You can find information about Hewitt’s directors and executive officers in its definitive proxy statement filed with the SEC on December 16, 2009. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available. You can obtain free copies of these documents from Aon and Hewitt using the contact information above.

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